                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 4, 2000

                              SOLECTRON CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

DELAWARE                                   1-11098                         94-2447045
------------------------------------------------------------------------------------------------------
(State or other jurisdiction              (Commission                      (IRS Employer
    of incorporation)                     File Number)                  Identification No.)

777 GIBRALTAR DRIVE, MILPITAS, CALIFORNIA                               95035
-------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code (408) 957-8500
                                                   --------------


                                 NOT APPLICABLE
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 2 ACQUISITION OF ASSETS

     On April 4, 2000, Solectron Corporation (the "Registrant" or "Solectron") announced they have signed a definitive agreement for Solectron to acquire Nortel Networks' New Product Introduction (NPI), printed circuit board (PCB) and telephone set ("telset") assembly assets in North America and Asia (the "Assets"). The companies are also discussing the divestiture or outsourcing of some manufacturing and repair operations in Europe. Under the terms of the agreement, and the proposed agreements, Solectron will pay $900 million to assume the operations contemplated in these agreements. The companies also agreed to enter into a four-year supply agreement valued in excess of US$10 billion, with the option to renew. Solectron will provide NPI prototyping, manufacturing and repair services for Nortel Networks' optical, carrier, enterprise and wireless products.

     At the close of the transaction, Solectron will offer employment to all of the 4,200 full-time associates at the acquired sites and will add approximately
1.2 million square feet (120,774 square meters) of manufacturing capacity as a result of the transactions. Solectron will offer terms and conditions of employment that are identical, or the same in the aggregate, as those that the employees currently maintain at Nortel Networks.

     As a result of the agreement for North America and Asia, Solectron will be gaining NPI prototyping and manufacturing capabilities in Calgary, Canada and Raleigh, North Carolina; and manufacturing capabilities in Monterrey, Mexico and Istanbul, Turkey. Under the terms proposed in Europe, Solectron would acquire NPI prototyping and manufacturing operations in Monkstown, Northern Ireland and manufacturing and repair capabilities in Cwmcarn, Wales. In addition, Solectron has submitted an offer to acquire the PCB and telset assets of Matra-Nortel Communications S.A.S. in Pont de Buis, and Dournenez, France.

     In addition to the acquired locations, Solectron will be transferring other Nortel Networks products to Solectron locations to align the supply chain with Nortel Network's cost-to-market and time-to-market strategies. All transactions are subject to customary conditions, regulatory approvals and the employee consultation process in Europe. It is expected that the transactions will close in North America by the end of the second quarter of calendar year 2000; in Europe, by the end of the second quarter or beginning of the third quarter of calendar year 2000; and in Asia in the third quarter of calendar year 2000.

     As part of the agreement, Solectron will be setting up a new operating unit comprised of the acquired Nortel Networks sites. This business unit will be a part of the manufacturing and operations business unit and will be focused on maintaining continuity of supply and enhancing competitive performance to Nortel Networks while the sites transition to the Solectron business model.

                                  RISK FACTORS



THE ACQUISITION OF THE ASSETS MAY NOT OCCUR

     While a definitive agreement for the acquisition of the Assets has been signed it does contain certain conditions to closing which if not satisfied or waived could allow a party not to consummate the acquisition of the assets in whole or in part, thus there can be no assurance that the acquisition will close as contemplated.

RISKS ASSOCIATED WITH THE ACQUISITION OF THE ASSETS

     The pending acquisition involves a number of special risks, including Solectron's ability to finance the acquisition and associated costs; the diversion of management's attention to the integration of assets, operations and personnel; the introduction of new products and services into Solectron's business; possible adverse short-term effects on Solectron's result of operations; the risk of loss of key employees; and adverse conditions that may be encountered by Nortel Networks.

WE NEED TO MANAGE INTEGRATION OF THE ASSETS TO MAINTAIN PROFITABILITY

     This acquisition involves risks, including:

     o    Integration and management of the operations,

     o    Retention of key personnel,

     o    Integration of purchasing operations and information systems,

     o Management of an increasingly larger and more geographically disparate business, and

     o Diversion of management's attention from other ongoing business concerns.

     Our profitability will suffer if we are unable to successfully integrate and manage our acquisition of the Assets, as well as any future acquisition that we might pursue, or if we do not achieve sufficient revenue to offset the increased expenses associated with this acquisition.

     OUR INTERNATIONAL SALES ARE A SIGNIFICANT AND GROWING PORTION OF OUR REVENUES; WE ARE INCREASINGLY EXPOSED TO UNIQUE RISKS ASSOCIATED WITH OPERATING INTERNATIONALLY

     As a result of our foreign sales and facilities, our operations are subject to a variety of risks that are unique to our international operations including the following:

     o Adverse movement of foreign currencies against our U.S. dollar reporting currency,

     o Import and export duties, and value added taxes that we may have to absorb,

     o Import and export regulations changes that could erode our profit margins or restrict exports,

     o    Potential restrictions on the transfer of funds,

     o    Inflexible employee contracts in the event of business downturns,

     o    The burden and cost of compliance with foreign laws, and

     o Political and economic disruptions in countries in which we have a presence.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 4, 2000               SOLECTRON CORPORATION

                                  /s/ SUSAN S. WANG
                                  -------------------------
                                  Susan S. Wang
                                  Senior Vice President, Chief Financial Officer and Secretary
                                  (Principal Financial and Accounting Officer)